EXHIBIT 5.2

NISHIMURA & ASAHI

TELEPHONE: 81-3-5562-8500	ARK MORI BUILDING 1-12-32 AKASAKA MINATO-KU, TOKYO 107-6029 JAPAN	FACSIMILE: 81-3-5561-9711~9711

November 10, 2015

The Higashi-Nippon Bank, Limited

11-2, Nihonbashi 3-Chome

Chuo-ku, Tokyo 103-8238

Japan

Re:          Registration Statement on Form F-4 of

                The Higashi-Nippon Bank, Limited and The Bank of Yokohama, Ltd.

Ladies and Gentlemen:

We have acted as legal advisers to The Higashi-Nippon Bank, Limited (the “Company”), a joint stock corporation incorporated under the Companies Act of Japan, in connection with the Registration Statement on Form F-4 (the “Registration Statement”) jointly filed by the Company and The Bank of Yokohama, Ltd. (“Bank of Yokohama”) with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the registration of common shares of Concordia Financial Group, Ltd. (“Concordia Financial”) (such common shares referred to herein as the “Shares”). The Shares will be issued by Concordia Financial to United States record holders of common shares of each of the Company and Bank of Yokohama in the establishment of Concordia Financial as a result of the joint share transfer between the Company and Bank of Yokohama (the “Joint Share Transfer”) as set forth in the Registration Statement.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	Certified copies of the commercial register, the Articles of Incorporation, the Regulations of the Board of Directors and the Share Handling Regulations of the Company and Bank of Yokohama;

(b)	Certified copies of the minutes of the meeting of the Board of Directors of the Company and Bank of Yokohama held on September 8, 2015;

(c)	The final draft of the minutes of the meeting of the Board of Directors of the Company held on October 30, 2015;

(d)	The final draft of the minutes of the meeting of the Board of Directors of Bank of Yokohama held on October 28, 2015;

(e)

A copy of the Business Integration Agreement (as amended by the Memorandum referred to in item (g) below, the “Business Integration Agreement”) dated September 8, 2015 between the Company and Bank of Yokohama, relating to the business integration of the Company and Bank of Yokohama;

(f)

A copy of the Share Transfer Plan (as amended by the Memorandum referred to in item (g) below, the “Share Transfer Plan”) dated September 8, 2015 between the Company and Bank of Yokohama, relating to the business integration of the Company and Bank of Yokohama;

(g)

A copy of the Memorandum of Understanding (the “Memorandum”) dated October 30, 2015 between the Company and Bank of Yokohama, which amends the Business Integration Agreement and the Share Transfer Plan;

(h)	A copy of the Registration Statement and all exhibits thereto;

(i)	A certificate of the Company dated November 10, 2015 executed by Michito Ishii, Representative Director and President of the Company; and

(j)	A certificate of Bank of Yokohama dated November 10, 2015 executed by Tatsumaro Terazawa, Representative Director and President of Bank of Yokohama.

We have also examined such other certificates and corporate and other records of the Company and Bank of Yokohama, and such other documents and records, and considered such questions of law, as we have deemed necessary or appropriate for the purpose of rendering the opinions hereinafter set forth. We have relied, as to certain factual matters, upon the documents referred to in items (a) through (j) above, and other certificates of officers or other authorized persons of the Company and Bank of Yokohama or public officials as we have deemed appropriate as a basis for the opinion expressed herein.

Having examined the above documents and having regard to the relevant laws of Japan to the extent that they are applicable, and subject to the further assumptions and qualifications set forth below, we are of the opinion that:

(1)	When the Shares have been duly issued pursuant to the terms and conditions of the Share Transfer Plan so approved, the Shares will be validly issued, fully paid and non-assessable; and

(2)

The statements set forth in the Registration Statement under the caption “Taxation—Japanese Tax Consequences” are our opinion as to the principal Japanese tax consequences of the Joint Share Transfer and the ownership and disposition of Concordia Financial shares by non-resident individuals of Japan or non-Japanese corporations without a permanent establishment in Japan that hold the Company or Bank of Yokohama shares under currently applicable law.

The foregoing opinion is subject to the assumptions and qualifications set forth below.

(i)

Each of the terms and conditions of the Share Transfer Plan is duly approved at each of the extraordinary general meetings of shareholders of the Company and Bank of Yokohama, both scheduled to be held on December 21, 2015 and such approval will not be cancelled or revoked.

(ii)	All necessary governmental authorization, permits, consents and approvals are granted, acquired or completed.

(iii)	The securities registration statement under the Financial Instruments and Exchange Act of Japan is filed and becomes effective prior to the effective date of the Joint Share Transfer.

(iv)	The registration of the incorporation of Concordia Financial in the commercial register scheduled to be made on April 1, 2016 is made.

(v)

The Company and Bank of Yokohama comply with all document retention, shareholder notice and other procedural requirements imposed by the Companies Act, the Financial Instruments and Exchange Act, and the Law Concerning Book-Entry Transfer of Corporate Bonds, Shares, etc. of Japan in connection with the Joint Share Transfer.

(vi)	All signatures or seal impressions on any documents we reviewed are true and genuine.

(vii)	All documents submitted to us as originals are authentic and complete, the contents of which are true and accurate.

(viii)	All documents submitted to us as copies are complete and conform to the originals thereof that are authentic and complete, the contents of which are true and accurate.

(ix)	All documents submitted to us as final drafts will be duly executed in materially the same form as the last version provided to us, the contents of which are true and accurate.

(x)

All natural person-signatories who have executed or delivered the Business Integration Agreement, the Share Transfer Plan, the Memorandum and all other documents related thereto on behalf of the relevant parties thereto have and had at the relevant times sufficient legal capacity to take such actions.

(xi)

Each party (other than the Company) to each of the Business Integration Agreement, the Share Transfer Plan, the Memorandum and all other documents related thereto is an entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, and has full and complete power and authority (corporate or otherwise) to execute and deliver, and to perform its obligations under, such document.

(xii)

Each of the Business Integration Agreement, the Share Transfer Plan, the Memorandum and all other documents related thereto has been duly authorized by all the parties thereto (other than the Company), which matters we have not independently verified.

(xiii)

Each of the Business Integration Agreement, the Share Transfer Plan, the Memorandum and all other documents related thereto has been duly executed and delivered by all the parties thereto, which matters we have not independently verified.

(xiv)

Nothing in the applicable law of any jurisdiction other than Japan would conflict with, or preclude the performance, legality, effectiveness or enforcement of, any of the Joint Share Transfer, the Business Integration Agreement, the Share Transfer Plan, the Memorandum and all other documents related thereto.

(xv)

The Business Integration Agreement, the Share Transfer Plan, the Memorandum and all other documents related thereto are legal, valid and binding on the parties thereto and enforceable in accordance with their respective terms under their respective governing laws (other than Japanese law), or not otherwise contrary to public policy or any mandatory provisions of applicable laws of any jurisdiction other than Japan, as presently or hereafter in force or given effect.

Furthermore, our opinion stated herein is subject to the following assumptions and qualifications:

a.

This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters or documents not specifically referred to herein. Without any prejudice to the generality of the foregoing, nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties (other than those expressly provided herein), or other information contained in the documents referred to in (a) through (j) above or in any other document examined in connection with this opinion except as expressly provided herein;

b.	We are members of the bar of Japan and our opinion is limited solely to the laws of Japan effective as of the date hereof;

c.	We neither express nor imply any view or opinion with regard to the requirements of any jurisdiction, state or country other than Japan;

d.	We express no opinion as to the availability of specific performance, injunctive relief or any other similar remedy;

e.

The opinion expressed above is subject to applicable bankruptcy, civil rehabilitation, insolvency, corporate reorganization, fraudulent conveyance, moratorium or similar laws affecting the rights of creditors generally;

f.

The opinion expressed above is subject to any applicable statutes of limitation, appropriate court procedures, the public order or policy, good morals doctrine, the good faith and fair dealing doctrine and the abuse of rights doctrine;

g.	The opinion expressed above does not cover any matters related to tax laws, treaties, regulations or guidelines (except where we have expressly opined on such matters in the opinion above);

h.	Japanese courts may not give full effect to an indemnity for attorneys’ fees or other legal costs; and

i.	In this opinion, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concept described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a foreign jurisdiction would interpret Japanese legal concepts or expressions.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us in the Registration Statement insofar as they relate to the provisions of Japanese taxation law herein described. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Masakazu Iwakura
Masakazu Iwakura
Partner
Nishimura & Asahi